EXHIBIT 5.1

                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776


                                February 11, 2000

First Entertainment Holding Corp.
5495 Marion Street
Denver, CO 80216

Gentlemen and Ladies:

     We have acted as counsel for First Entertainment Holding Corp., a Nevada corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of 2,349,342 shares of the Company's $.008 par value common stock (the "Common Stock"), including the transfer of 1,907,692 shares of Common Stock by certain stockholders of the Company (the "Selling Stockholders"). These shares consist of (1) 703,846 shares (the "Placement Shares") of Common Stock issued by the Company to Selling Stockholders in private placement transactions pursuant to exemptions from federal and state registration requirements, (2) 1,203,486 shares (the "Option Shares") issuable upon the exercise of options and warrants to purchase Common Stock, and (3) 441,650 shares (the "Rescission Shares") of Common Stock that may be issued in a rescission offer (the "Rescission Offer") to five persons who previously received shares in transactions that were not registered.

     We have examined the Articles Of Incorporation and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Placement Shares and the Rescission Shares, as described in the Registration Statement, have been legally issued and are fully paid and non-assessable and that the Option Shares to be issued upon the exercise of the options and warrants and payment of the exercise price will have been legally issued, and will constitute fully paid and non-assessable shares of the Company's Common Stock.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                                                     Very truly yours,

                                                     /s/ PATTON BOGGS LLP
                                                     PATTON BOGGS LLP

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